BRITISH
COLUMBIA

Number: BC1109261

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GLOBEX DATA LTD. changed its name to SEKUR PRIVATE DATA LTD. on April 8, 2022 at 09:41 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 8, 2022

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE